Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA  94304-1114

December 14, 2010

Sigma Designs, Inc.
1778 McCarthy Blvd.
Milpitas, CA 95035

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Sigma Designs, Inc., a California corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 2,500,000 shares of the Company's common stock, no par value (the “Shares”), issuable pursuant to the Company’s 2010 Employee Stock Purchase Plan (“2010 ESPP”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the 2010 ESPP, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the Corporations Code of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Pillsbury Winthrop Shaw Pittman LLP